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OFFICER'S CERTIFICATE

For the reporting period January 1, 2018 through December 31, 2018

(the “Reporting Period”)

COMM 2012-CCRE2,

Commercial Mortgage Pass-Through Certificates, COMM 2012-CCRE2

Pursuant to Section 10.11 of the Pooling and Servicing Agreement governing the above referenced transaction:

As authorized Officer of TRIMONT REAL ESTATE ADVISORS, LLC as Certifying Servicer with respect to the Reporting Period a review of the activities of the Certifying Servicer during the period and its performance under the Trust and Servicing Agreement has been made under such Officer's supervision.

To the best of such Officer's knowledge, based on such review, the Certifying Servicer has fulfilled its obligations under the Trust and Servicing Agreement in all material respects throughout the Reporting Period.

Date: March 5, 2019

TRIMONT REAL ESTATE ADVISORS, LLC

By: /s/ Steven M. Lauer

Steven M. Lauer

Authorized Signatory

One Alliance Center

3500 Lenox Road #G1

Atlanta, GA 30326